                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             D AND W HOLDINGS, INC.


         D and W Holdings Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporate Law of the State of Delaware and has been consented to in writing by the majority stockholder of the Corporation, and written notice has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         2. Article One of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

         "The name of the Corporation is Atrium Corporation."

         IN WITNESS WHEREOF, D and W Holdings, Inc. has caused this Certificate to be executed by Jeff L. Hull, its President, and attested by Eric W. Long, its Assistant Secretary, as of this ___ day of October, 2000.


                                                              ------------------
                                                              Name: Jeff L. Hull
                                                              Title: President
Attest:

--------------------
Name: Eric W. Long
Title: Assistant Secretary